                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 14A



                    INFORMATION REQUIRED IN PROXY STATEMENT



                           SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                             EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [  ]

Check the appropriate box:


[ ] Preliminary Proxy Statement                [ ] Confidential, For Use of the
                                                   Commission Only (as permitted
                                                   by Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[X] Soliciting Material under Rule 14a-12


                         BARRETT RESOURCES CORPORATION
                (Name of Registrant as Specified in its Charter)



   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

     Payment of Filing Fee (Check the appropriate box):

[X]     No fee required.

[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

        (1)  Title of each class of securities to which transaction applies:

        (2)  Aggregate number of securities to which transaction applies:

        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        (4)  Proposed maximum aggregate value of transaction:

        (5)  Total fee paid:


[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

        (1) Amount Previously Paid:

        (2) Form, Schedule or Registration Statement No.:

        (3) Filing Party:

        (4) Date Filed:



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[Logo Of Barrett Resources Corporation]

                                 March 14, 2001

Dear Fellow Barrett Stockholder:

   As you may be aware, on March 12, 2001, a subsidiary of Shell Oil Company commenced a tender offer to purchase all of the outstanding shares of Barrett for $55 per share in cash.

   On March 8, 2001, the Board of Directors of Barrett, in response to an unsolicited proposal from Shell to acquire Barrett at $55 per share, announced that it had reviewed, considered and rejected that proposal. The Board also announced that it will take all necessary steps to maximize shareholder value and that it had directed management to promptly pursue strategic alternatives, including seeking proposals from a number of qualified parties. That process has already commenced. For your information, we are also including in this mailing a copy of the press release issued by Barrett dated March 8, 2001.

   As required by law, the Barrett Board will formally consider the Shell tender offer in due course and will determine whether to recommend acceptance or rejection of the tender offer or to remain neutral towards the tender offer. We will promptly communicate to you the Board's determination and the reasons behind such determination (which communication will in no event be later than March 23, 2001). Until then, we urge you to take no action with respect to your holdings of Barrett.

   Thank you for your continued support.

                                     Sincerely,


                                     /s/ Peter A. Dea
                                     Peter A. Dea
                                     Chairman of the Board and
                                     Chief Executive Officer


[Logo Of Barrett Resources]

Barrett Resources Corporation

news release


FOR IMMEDIATE RELEASE

CONTACT:
Frank Keller/Robert Howard  Paul Verbinnen/David Reno/Jonathan Gasthalter
Barrett Resources           Citigate Sard Verbinnen
303-572-3900                212-687-8080

 BARRETT RESOURCES TO PURSUE STRATEGIC ALTERNATIVES,INCLUDING A POSSIBLE SALE
                                OF THE COMPANY

   DENVER, CO--March 8, 2001--Barrett Resources Corporation (NYSE: BRR) today announced that its Board of Directors has reviewed, considered and rejected Shell Oil Company's unsolicited proposal to acquire the Company. The Board has determined that, in light of the Shell proposal and relevant industry conditions, it is appropriate to take all necessary steps to maximize shareholder value. Accordingly, it has authorized management to pursue strategic alternatives, including seeking proposals from a number of qualified parties, rather than commencing negotiations solely with Shell under artificial deadlines that only serve Shell's interests. The process initiated by the Board will be designed to facilitate a full appreciation of the value of Barrett's assets and to create a competitive situation in which Shell is being invited to participate along with others.

   Barrett noted that Shell's proposal was based on publicly available information without the benefit of any due diligence with the Company. Barrett believes that, in properly valuing the Company, Shell and other potential parties would find it highly important to consider confidential, nonpublic information regarding the Company's focused natural gas potential in the Rocky Mountain region.

   The Company's management and advisors will promptly assemble materials to be shared with qualified parties, subject to an appropriate confidentiality agreement. These participants will be given access to a data room and provided with other detailed due diligence information. Final proposals will be requested by Barrett after the participants have had an opportunity to conduct their due diligence. The Company reserves the right to modify this process at any time. No assurance can be given that a sale of the Company will occur, or on what terms.

   "We are inviting Shell to participate in this process," said Peter A. Dea, Chairman and Chief Executive Officer of Barrett. "If Shell attempts to bypass this orderly process designed to maximize shareholder value, the Board will consider that action in due course. In the meantime, the Board urges shareholders to take no action with respect to their holdings of the Company."

   Goldman, Sachs & Co. and Petrie Parkman & Co. are acting as the Company's financial advisors and Sidley & Austin is acting as the Company's legal counsel.

   Following is the text of a letter from Peter Dea sent today to Walter van de Vijver, President and CEO of Shell Exploration & Production Company:

March 8, 2001

Mr. Walter van de Vijver
President and Chief Executive Officer
Shell Exploration & Production Company
One Shell Plaza
P.O. Box 2463
Houston, Texas 77252-2463

Dear Walter:

   The Board of Directors of Barrett Resources Corporation has fully considered and rejected Shell's proposal to acquire Barrett. As reflected in the attached press release, which is being concurrently issued, we are initiating a process to maximize shareholder value. Because of your stated desire to negotiate a friendly acquisition of Barrett, we invite you to participate in the process.

   Our financial advisors, Goldman Sachs and Petrie Parkman, will be contacting Lehman Brothers to encourage your participation.

Sincerely yours,

/s/ Peter A. Dea
Chairman and Chief Executive Officer

   Barrett Resources is a Denver-based independent natural gas and oil exploration and production company that is also involved in gas gathering, marketing and trading activities. Barrett's properties are focused primarily in the Rocky Mountain region of Colorado, Wyoming and Utah, the Mid-Continent area of Kansas, and Oklahoma and the Gulf of Mexico region of offshore Texas and Louisiana. For additional information about Barrett, please visit our Web site at www.brr.com.

Forward-Looking Statements

   This press release may contain projections and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such projections or statements include the Company's current views with respect to future events, financial performance, Board decisions with respect to modifying the process described herein, and expectations of responses by potential qualified parties. No assurances can be given, however, that these events will occur or that such projections will be achieved and actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ materially from those projected is included in the Company's periodic reports filed with the Securities and Exchange Commission.

IN RESPONSE TO THE TENDER OFFER COMMENCED BY SHELL OIL COMPANY THROUGH ITS INDIRECT WHOLLY OWNED SUBSIDIARY SRM ACQUISITION COMPANY ON MARCH 12, 2001, BARRETT RESOURCES CORPORATION WILL FILE WITH THE SEC ITS RECOMMENDATION TO STOCKHOLDERS REGARDING THE TENDER OFFER. IN RESPONSE TO ANY CONSENT SOLICITATION THAT MAY BE COMMENCED BY SHELL AND SRM ACQUISITION IN CONNECTION WITH THE TENDER OFFER, BARRETT WOULD FILE WITH THE SEC ANY CONSENT REVOCATION STATEMENT AND ANY OTHER SOLICITATION MATERIALS THAT MAY BE PREPARED BY BARRETT IN RESPONSE TO SHELL'S CONSENT SOLICITATION.

STOCKHOLDERS AND INVESTORS ARE STRONGLY ADVISED TO READ ANY DEFINITIVE CONSENT REVOCATION STATEMENT, IF AND WHEN IT IS FILED AND BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. ANY DEFINITIVE CONSENT REVOCATION STATEMENT WOULD BE FILED BY BARRETT WITH THE SEC. STOCKHOLDERS AND INVESTORS WILL BE ABLE TO OBTAIN A FREE COPY OF THE CONSENT REVOCATION STATEMENT (IF AND WHEN FILED AND AVAILABLE) AND OTHER RELEVANT DOCUMENTS ON THE SEC'S WEB SITE AT WWW.SEC.GOV. ANY DEFINITIVE CONSENT REVOCATION STATEMENT AND RELATED MATERIALS MAY ALSO BE OBTAINED FOR FREE BY DIRECTING A REQUEST TO BARRETT RESOURCES CORPORATION-- INVESTOR RELATIONS AT (303) 572-3900.

                     CERTAIN INFORMATION REGARDING PERSONS
                     WHO MAY BE DEEMED TO BE PARTICIPANTS

Barrett, its directors and certain of its executive officers may be deemed to be participants in any solicitation of consent revocations made in response to any consent solicitation that may be conducted by Shell and SRM Acquisition.

Information regarding shares of Barrett common stock, par value $0.01 per share, beneficially owned by Barrett's directors and executive officers is included in Barrett's proxy statement for its 2000 annual meeting, filed with the SEC on March 29, 2000, and in filings made by Barrett's directors and executive officers with the SEC after that date. Barrett's proxy statement for its 2000 annual meeting can be obtained on the SEC's web site at www.sec.gov. Free copies of that proxy statement and any subsequent filing made by Barrett's directors and executive officers in respect of their beneficial ownership of the common stock can be obtained by directing a request to Barrett Resources Corporation -- Investor Relations at (303) 572-3900.